Exhibit 8.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502
Direct Dial Number	E-mail Address

May 28, 2021

Supernova Partners Acquisition Company, Inc.,

4301 50th Street NW

Suite 300, PMB 1044

Washington, D.C. 20016

Ladies and Gentlemen:

We have acted as counsel to Supernova Partners Acquisition Company, Inc., a Delaware corporation (the “Company”), in connection with (i) the planned transaction (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated as of March 17, 2021 (the “Merger Agreement”), by and among the Company, Orchids Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“First Merger Sub”), Orchids Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Second Merger Sub”), and OfferPad, Inc., a Delaware corporation (“Offerpad”), and (ii) the preparation of the related registration statement on Form S-4 (Registration No. 333-255079) (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This opinion letter is being delivered in connection with the Registration Statement. Unless otherwise indicated, each capitalized term used but otherwise not defined herein has the meaning ascribed to it in the Merger Agreement.

We have examined the (i) Merger Agreement and (ii) Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinion set forth below, we have also assumed that (i) the Business Combination will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Business Combination set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the First Effective Time and the Second Effective Time, and (iii) any representations made in the Merger Agreement “to the knowledge of”, or based on the belief of, First Merger Sub, Second Merger Sub, Offerpad or the Company are true, complete and correct and will remain true, complete and correct at all times up to and including the First Effective Time and the Second Effective Time, in each case without such qualification. We have also assumed that each of First Merger Sub, Second Merger Sub, Offerpad and the Company has complied with and, if applicable, will continue to comply with, their respective covenants contained in the Merger Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we confirm that the statements made in the Registration Statement under the caption “U.S. Federal Income Tax Considerations”, insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute our opinion as to the material U.S. federal income tax consequences related to the holders of equity of the Company.

We do not express any opinion herein concerning any law other than U.S. federal income tax law.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the references to our name therein under the caption “U.S. Federal Income Tax Considerations” and “Legal Matters.”

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP